UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): May 10, 2011

VIROPHARMA INCORPORATED

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

730 STOCKTON DRIVE, EXTON, PENNSYLVANIA		19341
(Address of Principal Executive Offices)		(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

Effective May 10, 2011, ViroPharma SPRL, a wholly owned subsidiary of ViroPharma Incorporated, (“ViroPharma”) entered into a Collaboration and License Agreement (the “Agreement”) with Halozyme Inc. (“Halozyme”) pursuant to which Halozyme has granted ViroPharma an exclusive worldwide license to use Halozyme’s proprietary Enhanze™ technology, a proprietary drug delivery platform using Halozyme’s recombinant human hyaluronidase enzyme (rHuPH20) technology in combination with a C1 esterase inhibitor. Additionally, Halozyme has agreed not to grant to any third party rights to use rHuPH20 to develop a combination product for the prevention or treatment of hereditary angioedema (HAE), or for three additional orphan disease indications.

Under the terms of the license agreement, ViroPharma will provide Halozyme an initial upfront payment of $9 million, and another $3 million on initiation of the first Phase 2 study. Pending successful completion of a series of clinical, regulatory and sales milestones, ViroPharma may make further milestone payments which could reach up to an additional $41 million related to HAE to Halozyme, and up to $30 million for three additional orphan indications. Upon regulatory approval, Halozyme will also receive a 10 percent royalty on net sales of the combination product utilizing Cinryze and rHUPH20. The royalty period generally runs until the longer of (a) if, at the time of the first commercial sale of product in a country, the use, offer for sale, sale or import of Product in such country would infringe a valid claim, the term for which such valid claim remains in effect and would be infringed, and (b) ten (10) years following the date of the first commercial sale of product in such country. ViroPharma shall also pay an annual maintenance fee of $1 million to Halozyme until specified events have occurred.

The term of the agreement shall continue in effect until the later of (a) expiration of the last to expire of the valid claims, and (b) expiration of the last to expire royalty term. Upon the expiration (but not termination) of the agreement, ViroPharma shall have a perpetual, fully paid-up, non-exclusive license under the licensed know-how rights to make, have made, use, sell, offer for sale and import products for use in the licensed field. Either party may terminate the Agreement upon an uncured material branch. In addition, ViroPharma may terminate the Agreement in whole or on a product-by-product basis at any time upon ninety (90) days prior written notice to Halozyme.

ViroPharma shall be responsible for development, manufacturing, clinical, regulatory, sales and marketing costs. Halozyme will be responsible for the supply of rHuPH20 at a price agreed to between the parties.

ViroPharma intends to apply rHuPH20 initially to develop a novel subcutaneous formulation of Cinryze® (C1 esterase inhibitor [human]) for routine prophylaxis against attacks of HAE. ViroPharma seeks to combine Cinryze with rHuPH20 to enhance volume independent biodistribution, and to increase the overall convenience of the therapy by allowing for a single subcutaneous injection of Cinryze.

The description of the Agreement provided above is qualified in its entirety by reference to the full and complete terms of those agreements, which will be filed as exhibits to ViroPharma’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2011.

Item 9.01 Financial Statements and Exhibits.

The following exhibits are attached to this Form 8-K:

(d)	Exhibit No.	Description

	99.1	Press release dated May 11, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: May 11, 2011	By:	/s/ J. Peter Wolf
J. Peter Wolf
Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description

99.1	Press release dated May 11, 2011.